Exhibit (j)(4)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 103 to Registration Statement No. 002-41839 on Form N-1A of our report dated April 16, 2007 relating to the financial statements and financial highlights of Fidelity Commonwealth Trust, including Fidelity Intermediate Bond Fund (currently a fund of Fidelity Fixed-Income Trust), appearing in the Semiannual Report on Form N-CSR of Fidelity Commonwealth Trust for the period ended February 28, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP
Boston, Massachusetts
June 26, 2007